Exhibit 99

Financial Measures That Supplement Generally Accepted Accounting Principles

General Electric Company and consolidated affiliates

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. Specifically, we have referred to:

•	organic revenue growth in the first quarter of 2005,

•	net revenues (revenues from services less interest expense) of the Commercial Finance and Consumer Finance segments, and

•	approximate delinquency rates on managed financing receivables of the Commercial Finance and Consumer Finance segments.

The reasons we use these non-GAAP financial measures and their reconciliation to their most directly comparable GAAP financial measures follow.

Organic Revenue Growth

	Three months ended March 31
(In millions)	2005	2004 (Restated)	% change

Revenues as reported	$39,726	$33,592
Less:
Effects of acquisitions, dispositions and currency
exchange rates	4,262	755
Insurance	6,333	5,953
Revenues excluding the effects of acquisitions, dispositions
and currency exchange rates and Insurance (organic revenues)	$29,131	$26,884	8%

We believe that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. In some cases, short-term patterns and long-term trends may be obscured by large factors or events. For example, events or trends in a particular segment may be so significant as to obscure patterns and trends of our industrial or financial services businesses in total. For this reason, we believe that investors may find it useful to see our first quarter 2005 revenue growth without the effects of acquisitions, dispositions and currency exchange rates, and without the effects of the Insurance segment, consistent with our strategy to decrease our exposure to that segment’s business.

Net Revenues

We provided reconciliations of net revenues to reported revenues for these segments on pages 20 and 21 of the Form 10-Q. Because net revenues is a common industry measure of margin, these disclosures enable investors to compare the results of our businesses with results of others in the same industry.

Approximate Delinquency Rates on Managed Financing Receivables

Commercial Finance

	At
	3/31/05	12/31/04	3/31/04

Managed	1.54%	1.40%	1.38%
Off-book	1.05	0.90	1.41
On-book	1.70	1.58	1.37

Consumer Finance

	At
	3/31/05	12/31/04	3/31/04

Managed	5.18%	4.85%	5.76%
Off-book	4.94	5.09	4.32
On-book	5.20	4.84	5.90

We believe that delinquency rates on managed financing receivables provide a useful perspective of our portfolio quality and are key indicators of financial performance. Further, investors use such information, including the results of both the on-book and securitized portfolios, which are relevant to our overall performance.